Exhibit 10.2

CONFIDENTIAL SEPARATION AGREEMENT

This Confidential Separation Agreement and General Release (the “Agreement”) is made and entered into by and between Aduro Biotech, Inc. (“Aduro”) and                      (“Employee”) (Aduro and the Employee are referred to collectively as “Parties”).

1.    Employment. Employee’s employment with Aduro is ended as of October [5], 2020 (“Separation Date”).

2.    Severance Plan. Employee is eligible for benefits under the Aduro Amended And Restated Severance Plan And Summary Description dated December 9, 2016, as amended (“Severance Plan”), as a Tier I Employee. Employee’s separation from employment is a “Change in Control Termination” as defined in Section I(f) of the Severance Plan. This Agreement provides the benefits for which Employee is eligible under the Severance Plan, pursuant to the Release Requirement set forth at Section II(b) of the Severance Plan. For purposes of this Agreement, the terms “Cause,” “Change in Control,” “Change in Control Termination,” “Closing,” and “Separation from Service,” will be defined as set forth in the Severance Plan.

3.    Consideration. In consideration for executing this Agreement and compliance with the terms herein, the Parties hereby agree as follows:

3.1    Separation Pay. Aduro will provide a payment to Employee in the amount of                          Dollars ($            ) (the “Separation Pay”), less applicable withholdings, which is equivalent to the following:

3.1.1     The amount of                          Dollars ($            ), which is equivalent to twelve (12) months of pay at Employee’s base salary rate, and

3.1.2    The amount of                          Dollars ($            ), which is equivalent to Employee’s Target Bonus Amount for the 2020 fiscal year.

The Separation Pay will be made to Employee within 15 days after the Effective Date as defined herein, by direct deposit into Employee’s bank account on file with Aduro’s payroll department, and is subject to all applicable withholding for federal, state and local taxes.

3.2    COBRA Reimbursement.

3.2.1    If Employee timely elects continued coverage under COBRA, Aduro will directly pay the COBRA insurance provider for the COBRA premiums necessary to continue Employee’s COBRA coverage for the Employee and the Employee’s eligible dependents from the Separation Date until the earliest to occur of (a) twelve (12) months after Employee’s termination date, (b) the expiration of Employee’s eligibility for the continuation coverage under COBRA, and (c) the date when the Employee becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment (such applicable period from the Separation Date through the earliest of (a) through (c) is referred to herein as the “COBRA Payment Period”). Upon the conclusion of such COBRA Payment Period, Employee will be responsible for the entire payment of premiums (or payment for the cost of coverage) required under COBRA for the duration of Employee’s eligible COBRA coverage period, if any. For purposes of this section, (A) references to COBRA shall be deemed to refer also to analogous provisions of state law and (B) any applicable insurance premiums that are paid by Aduro shall not include any amounts payable by Employee under a Code Section 125 health care reimbursement plan, which amounts, if any, are Employee’s sole responsibility.

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3.2.2    Notwithstanding the foregoing, if at any time Aduro determines, in its sole discretion, that it cannot provide the COBRA premium benefits without potentially incurring financial costs or penalties under applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then in lieu of paying COBRA premiums on the Employee’s behalf, Aduro will instead pay the Employee on the last day of each remaining month of the COBRA Payment Period a fully taxable cash payment equal to the COBRA premium for that month, subject to applicable tax withholding (such amount, the “Special Severance Payment”), such Special Severance Payment to be made without regard to the Employee’s election of COBRA coverage or payment of COBRA premiums and without regard to the Employee’s continued eligibility for COBRA coverage during the COBRA Payment Period. Such Special Severance Payment shall end upon expiration of the COBRA Payment Period.

3.3    Accelerated Vesting of Stock Awards.

3.3.1    The vesting and exercisability (if applicable) of all outstanding and unvested stock based awards (“Outstanding Stock Awards”) granted under Aduro’s equity incentive plans (to the extent such awards are outstanding, assumed, substituted or otherwise continued in connection with a Change in Control, each an “Assumed Award”) that are held by Employee on the Separation Date will become 100% vested and exercisable (if applicable) on the Separation Date. In the event that an Outstanding Stock Award is not assumed, substituted or otherwise continued in connection with a Change in Control and as a result does not become an Assumed Award, the vesting and exercisability of such Outstanding Stock Award will become 100% vested and exercisable (if applicable) immediately prior to the effective time of the Change in Control. Notwithstanding the foregoing, any vesting acceleration with respect to equity awards held by Employee that were granted on February 21, 2020 shall be solely with respect to that number of shares that would have vested and become exercisable had Employee’s service with the Company continued through February 21, 2021.

3.3.2    In order to give effect to the intent of the foregoing provision, notwithstanding anything to the contrary set forth in Employee’s Outstanding Stock Award agreements or the equity plan under which such stock award was granted that provides that any then unvested portion of the award will immediately expire upon the Separation Date, no unvested portion of Employee’s stock award shall generally terminate any earlier than the Effective Date of the Agreement.

3.4    Outplacement Services. Aduro will reimburse Employee in an amount up to $1,200.00 for use of Outplacement Services offered through Torchiana, Mastrov & Sapiro, A Career Partners International firm.

3.5    No Consideration Unless Employee Complies With This Agreement. Employee will not receive the consideration specified in this Section 3, unless Employee executes this Agreement (and does not revoke it) and fulfills the promises contained herein.

4.    Tax Withholding; Offset; Section 409A. All payments under the Agreement will be subject to applicable withholding (in amounts determined by Aduro) for federal, state and local taxes. The Severance Plan, and in particular Sections III(d) and V. of the Severance Plan, shall control with respect to tax treatment, offset, and the application of Sections 280G and 409A of the Internal Revenue Code to the benefits provided under this Agreement.

5.    Other Payments. Employee acknowledges that Employee has received from Aduro all compensation or payments due to Employee, including without limitation, any and all wages, vacation, PTO, leave, expenses, and/or benefits to which Employee is entitled other than the amounts payable under Section 3.

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6.    General Release of Claims.

6.1    Release: In exchange for the consideration provided for in this Agreement, the adequacy of which Employee hereby acknowledges, Employee irrevocably and unconditionally releases all claims described below that Employee may have against the following persons or entities (the “Releasees”): Aduro, Chinook Therapeutics, Inc. (“Chinook”), all of Aduro and Chinook’s related or affiliated organizations, including all of Aduro and Chinook’s and their related or affiliated organizations’ predecessors and successors; and, with respect to each such entity, all of its past and present employees, officers, directors, partners, principals, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries and insurers of such programs) and any other persons acting by, through, under, or in concert with any of the persons or entities listed in this Subsection.

6.2    Claims Released: The claims released include all claims, promises, offers, debts, causes of action or similar rights of any type or nature Employee has or had against Releasees, including but not limited to those which in any way relate to Employee’s employment with Aduro or the separation of Employee’s employment. This includes (but is not limited to) a release and waiver of any common law contract or tort claims, the Fair Labor Standards Act and any state or local wage and hour laws, or other claims that may have arisen under any federal, state, or local anti-discrimination statutes or laws, such as the Age Discrimination in Employment Act; Title VII of the Civil Rights Act of 1964; § 1981 of the Civil Rights Act of 1866 and Executive Order 11246; the Fair Labor Standards Act; the Employee Retirement and Income Security Act; the Americans with Disabilities Act, 42 U.S.C. § 1981; the Workers Adjustment and Retraining Notification Act, as amended; the Family and Medical Leave Act; the California Family Rights Act; the California Labor Code; the California Civil Code; the California Constitution; and any and all other laws and regulations relating to employment termination, employment discrimination, whistleblowing, harassment or retaliation, claims for wages, hours, benefits, compensation, equity incentive pay, and any and all claims for attorneys’ fees and costs, inasmuch as is permissible by law and by the respective governmental enforcement agencies for the above-listed laws.

6.3    Claims Not Included: This Agreement does not waive rights or claims under federal or state law that Employee cannot, as a matter of law, waive by private agreement, including without limitation any right of indemnification under Labor Code Section 2802 and any right to accrued benefits. Additionally, nothing in this Agreement precludes Employee from filing a charge or complaint with or participating in any investigation or proceeding before the Equal Employment Opportunity Commission, National Labor Relations Board, or the California Department of Fair Employment and Housing. However, while Employee may file a charge and participate in any proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, or the California Department of Fair Employment and Housing, by signing this Agreement, Employee waives his/her right to bring a lawsuit against the Released Parties (or any of them) and waives his/her right to any individual monetary recovery in any action or lawsuit initiated by the Equal Employment Opportunity Commission, National Labor Relations Board, or the California Department of Fair Employment and Housing. Furthermore, nothing in this Agreement prohibits Employee from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employee does not need the prior authorization of Aduro to make any such reports or disclosures and Employee is not required to notify Aduro that Employee has made such reports or disclosures. Further, nothing in this Agreement prohibits Employee or any person from testifying about alleged criminal conduct or sexual harassment when the party has been compelled or requested to do so by lawful process.

7.    Older Worker’s Benefit Protection Act. This Agreement constitutes a knowing and voluntary waiver of any and all rights or claims that Employee has or may have under the Federal Age Discrimination In Employment Act, as amended by the Older Workers’ Benefit Protection Act of 1990, 29 U.S.C. §§ 621 et seq. This paragraph and this Agreement are written in a manner calculated to be understood by Employee. Employee

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is hereby advised in writing to consult with an attorney before signing this Agreement. Employee has reviewed and considered the information attached hereto as Appendix A. Employee has had a reasonable time of up to 45 days in which to consider signing this Agreement. If Employee decides not to use all 45 days, Employee knowingly and voluntarily waives any claims that Employee was not given the 45-day period or did not use the entire 45 days to consider this Agreement. Employee may revoke this Agreement at any time within the 7-day period following the date Employee executes this Agreement by providing written notice of revocation by email to Violet Torneros at vtorneros@aduro.com so that said notice is received before the expiration of the 7-day revocation period. The Agreement shall not become effective or enforceable until after the 7-day revocation period has expired (the “Effective Date”). If Employee revokes the Agreement within the 7-day revocation period, Employee will not receive the consideration set forth in the Agreement.

8.    Release of Unknown Claims. Employee has reviewed and hereby expressly waives the provisions of Section 1542 of the California Civil Code, which provides as follows: “A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.” This Agreement extends to all claims or causes of action, of every nature and kind whatsoever, known or unknown, enumerated in this Agreement or otherwise. Employee may hereafter discover presently unknown facts or claims different from or in addition to those that Employee now knows as to the matters released herein. It is Employee’s intention, through this Agreement, to fully release all such matters and all claims related thereto, which do now exist, may exist or heretofore have existed.

9.    Covenant Not To Sue. Employee has not, and will not, directly or indirectly institute any legal action against the Released Parties based upon, arising out of, or relating to any claims released in this Agreement, to the extent allowed by law. Employee has not, and will not, directly or indirectly encourage and/or solicit any third party to institute any legal action against the Released Parties, to the extent allowed by law.

10.    Inquiries. Aduro will respond to any inquiries about Employee’s employment by providing only Employee’s dates of employment, and job titles. Employee will direct all such inquiries to the Aduro Human Resources Department.

11.    No Workplace Injuries. Employee has not sustained any workplace injury of any kind during Employee’s employment with Aduro, and Employee does not intend to file any claim for or seek any workers’ compensation benefits.

12.    Continued Obligations Pursuant To Proprietary Information and Inventions Agreement. Employee has previously signed a Proprietary Information and Inventions Agreement (“PIIA”) with respect to this employment with Aduro. The PIIA is appended to this Agreement as Appendix B, and its terms are incorporated herein. Employee understands and affirms that Employee is bound by the lawful terms of the PIIA after Employee’s employment ends. Among other obligations, but not limited to them, Employee acknowledges and agrees that Employee has received or has had access to confidential and/or proprietary information of Aduro and third parties, and that Employee has a continuing obligation to keep such information confidential.

13.    Defend Trade Secrets Act Notice: Pursuant to 18 U.S.C. 1833(b), an individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.

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14.    Return of All Aduro Materials. Employee has returned to Aduro all Aduro’s records, documents, electronically stored information, and tangible embodiments of such, in Employee’s possession, including but not limited to Aduro’s trade secrets, confidential information and proprietary information. Employee has returned to Aduro all property of Aduro including but not limited to pagers, keys, key cards, cellular phones, credit cards, personal and laptop computers, and any other electronic equipment.

15.    No False or Disparaging Statements. Employee shall not make and/or ratify any false and/or disparaging comments and/or statements about the released parties, their officers, employees and/or agents, unless and to the extent required by law and/or as otherwise provided in this Agreement. Employee’s non-disparagement obligation is a material term of this agreement. Nothing in this Section or any other provision of this Agreement is intended to prevent the Parties from disclosing factual information regarding any claim for sexual harassment, sex discrimination, or retaliation for reporting sexual harassment or sex discrimination.

16.    Confidentiality. Employee shall not disclose, publicize or allow or cause to be publicized or disclosed any of the terms and conditions of this agreement, or the existence of this agreement itself, unless and to the extent required by law. This provision does not prevent employee from disclosing the amount of the payment in this agreement to employee’s spouse, attorneys, accountants, and/or the government for tax purposes. Should employee disclose any information concerning this agreement to those listed above, employee must advise those to whom the information is disclosed they will also be under an obligation to keep the terms, conditions and existence of this agreement confidential. This provision is a material term of this agreement.

17.    Acknowledgment. Employee has read this Agreement, has the authority to sign it, fully understands the contents of this Agreement, freely, voluntarily and without coercion enters into this Agreement, and is signing it with full knowledge that it is intended, to the maximum extent permitted by law, as a complete release and waiver of any and all claims.

18.    Severability. In the event any provision of this Agreement is held to be void, null or unenforceable, the remaining portions shall remain in full force and effect.

19.    No Admission of Wrongdoing. Neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed as an admission of liability or wrongdoing on the part of the Released Parties, nor shall they be admissible as evidence in any proceeding other than for the enforcement of this Agreement.

20.    Modification. This Agreement cannot be modified in any respect except in a written instrument signed by both Parties.

21.    Entire Agreement. This Agreement sets forth the entire agreement between the Parties hereto with respect to the subject matter hereof, and fully supersedes any prior agreements or understandings between the Parties with respect to the subject matter hereof. For the avoidance of doubt, the PIIA, the Indemnification Agreement between Employee and the Company dated June 27, 2019, the indemnification provisions in the Company’s certificate of incorporation, bylaws or other organizational documents, each as amended and the provisions of the Retention Agreement dated January 9, 2020 providing Employee additional time to exercise options remain in full force and effect.

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22.    No Reliance. Employee has not relied on any representations, promises, or agreements of any kind made to Employee in connection with Employee’s decision to accept this Agreement, except for those set forth in this Agreement.

23.    Interpretation. Any uncertainty or ambiguity in the Agreement shall not be construed for or against any Party based on the attribution of drafting to any Party.

24.    Counterparts. This Agreement may be executed by the Parties in counterparts, which are defined as duplicate originals, all of which taken together shall be construed as one document.

25.    Signature. A signature by facsimile or email on this Agreement shall be as legally binding as an original signature.

26.    Governing Law. This Agreement is made in accordance with the Severance Plan and, as such, is governed by ERISA and, to the extent applicable, the laws of the State of Delaware, without reference to the conflict of law provisions thereof.

PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

To accept this offer and state Employee’s intention to be bound by the terms of this Agreement, Employee must sign and return this letter to Violet Torneros Senior Director, Human Resources at vtorneros@aduro.com no earlier than the Separation Date and no later than [insert date 45 days later]. If Employee does not return this letter, signed, on or before that date, this offer will lapse and may no longer be accepted by Employee.

Executed on , 2020

Executed on , 2020
for ADURO BIOTECH, INC.

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APPENDIX A

This separation pay program will occur on October 5, 2020. The decisional unit for this separation pay program includes all officers in the facility at 740 Heinz Avenue, Berkeley, California. All officers in the decisional unit who are being laid off on October 5, 2020 are eligible for the separation pay program. The following is a listing of the departments, job titles, and ages of employees in the decisional unit who were and were not selected for layoff and offered separation pay in exchange for the release and ADEA waiver in the attached agreement. Only those employees selected for layoff are eligible for the separation pay in exchange for the release and ADEA waiver.

Job Title	Age	Selected	Not Selected
Chairman, President & CEO	71	1
Chief Administrative Officer & Chief Legal Officer	54	1
SVP, General Counsel & Secretary	45	1
Chief Medical Officer	44	1

Separation Agreement

APPENDIX B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT

Separation Agreement